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                       MATRIA APPOINTS STEPHEN M. MENGERT
                             CHIEF FINANCIAL OFFICER


     Marietta, GA, September 3, 2002--Matria Healthcare, Inc. (NASDAQ:MATR) today announced the appointment of Stephen M. Mengert, age 53, to the position of Vice President, Finance and Chief Financial Officer. He will report to Matria Chairman, President and Chief Executive Officer, Parker H. Petit, and will be responsible for all financial, accounting and related functions.

     Immediately prior to joining Matria, Mr. Mengert, a partner with Tatum CFO Partners, LLP, served as Chief Financial Officer of Tatum client companies in the technology and healthcare sectors. Prior to his association with Tatum, Mr. Mengert served as Senior Vice President of Finance and Chief Financial Officer of Pediatric Services of America, at that time a $350 million public company specializing in pediatric home care for medically fragile children. Prior thereto, Mr. Mengert served as Senior Vice President of Finance and Chief
Financial Officer of Rehability Corporation, a $200 million organization operating outpatient and in-hospital therapy clinics providing occupational, speech and physical therapies.

     Mr. Petit commented on the appointment, "Steve Mengert has extensive knowledge of the healthcare industry and twelve years CFO experience raising capital, directing mergers and acquisitions, leading the accounting function and managing significant-sized reimbursement operations. He brings to Matria over sixteen years of healthcare experience and considerable expertise in investor and banking relations. Steve will play a vital role in the continued growth of our Company and development of our businesses."

     Mr. Mengert is replacing George W. Dunaway who will be remaining with Matria for the next two months to support the Company in the transition of duties. Mr. Petit added. "We appreciate the contributions George Dunaway has made to Matria and we will miss his involvement in our Company."

     Matria is the leading provider of comprehensive disease management programs to health plans and employers for women's health and the chronic conditions of diabetes, cardiovascular disease, and respiratory disorders. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found online at www.matria.com.

     This press release contains forward-looking statements, including, without limitation, statements as to the continued growth of the Company and development of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria's business and the risk factors detailed from time to time in Matria's periodic reports and registration statements filed with The Securities and Exchange Commission, including Matria's Annual report on Form 10-K for the year ended December 31, 2001. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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